This Software and Services License Agreement (including the Schedules, the Privacy Policy and the Terms of Use, any addendums and any applicable company policies referenced therein, as in effect from time to time, collectively and in their entirety, this “Agreement”), is made and effective as of the date set forth on the signature page below (the “Effective Date”), contains the terms and conditions upon which North Capital Investment Technology, Inc. (“NCIT”) grants to the undersigned as licensee (“Licensee”) a license to use certain software, computer programs, business processes, integrated services and documentation more particularly described on Schedule A.

1.Definitions. When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

“Access Credentials” means any username, identification number, password, license or security key, security token, PIN or other security code, method, technology or device used, alone or in combination, to verify an individual’s identity and authorization to access and use Hosted Services.

“Action” has the meaning set forth in Section 12.1. “Agreement” has the meaning set forth in the preamble.

“Authorized User” means each of the individuals authorized by or on behalf of Licensee to use the Services pursuant to Section 3.1.

“Confidential Information” means, as set forth in Section 9.1 and including, without limitation, the Services, the NCIT Materials and terms and conditions of this Agreement.

“Data Privacy Law” means Law regarding consumer data privacy rights.

“Disclosing Party” has the meaning set forth in Section 9.1.

“Documentation” means the documentation for the Software and Services such as any manuals, instructions or other documents or materials that NCIT provides or makes available to Licensee in any form or medium and which describe the functionality, components, features or requirements of the Services or NCIT Materials, including any aspect of the installation, configuration, integration, operation, use, support or maintenance thereof.

“Effective Date” has the meaning set forth in the preamble.

“Error” means a material and continuing failure of the Software and Services to function in conformity with the Specifications.

“Fees” has the meaning set forth in Section 8.1.

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Harmful Code” means any software, hardware or other technology, device or means, including any virus, worm, malware or other malicious computer code, the purpose or effect of which is to: (a) permit unauthorized access to, or to destroy, disrupt, disable, distort or otherwise harm or impede in any manner any (i) computer, software, firmware, hardware, system or network or (ii) any application or function of any of the foregoing or the security, integrity, confidentiality or use of any data Processed thereby; or (b) prevent Licensee or any

Authorized User from accessing or using the Services or NCIT Systems as intended by this Agreement. “Harmful Code” does not include any NCIT Disabling Device.

“Hosted Services” has the meaning set forth in Section 2.1. “Indemnitee” has the meaning set forth in Section 12.3. “Indemnitor” has the meaning set forth in Section 12.3. “Initial Term” has the meaning set forth in Section 10.1.

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws or practice, and all similar or equivalent rights or forms of protection, in any part of the world.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement of any federal, state, local or foreign government or political subdivision thereof, regulatory agency or arbitrator, mediator, court or tribunal of competent jurisdiction.

“Licensee” has the meaning set forth in the preamble.

“Licensee Data” means, other than Resultant Data, information, data and other content, in any form or medium, that is collected, downloaded or otherwise received, directly or indirectly from Licensee or an Authorized User by or through the Services.

“Licensee Failure” has the meaning set forth in Section 4.2.

“Licensee Systems” means Licensee’s information technology infrastructure, including computers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by Licensee or through the use of third party services.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right hereunder, collection and pursuing any insurance providers.

“NCIT” has the meaning set forth in the preamble.

“NCIT Disabling Device” means any software, hardware or other technology, device or means (including any back door, time bomb, time out, drop dead device, software routine or other disabling device) used by NCIT or its designee to disable any

Person’s (including, without limitation, Licensee’s or any Authorized User’s) access to or use of the Services automatically with the passage of time or under the positive control of NCIT or its designee.

“NCIT Indemnitee” has the meaning set forth in Section 12.2.

“NCIT Materials” means the Software, Documentation, Specifications and NCIT Systems and any and all other information, data, documents, materials, works and other content, devices, methods, processes, hardware, software and other technologies and inventions, including any Licensee and other customizations, developments, deliverables, technical or functional descriptions, requirements, plans or reports, that are provided, developed or used by NCIT or any Subcontractor in connection with the Services or otherwise comprise or relate to the Services or NCIT Systems. For the avoidance of doubt, NCIT Materials include Resultant Data and any information, data or other content derived from NCIT’s monitoring of Licensee’s access to or use of the Services, but do not include Licensee Data.

“NCIT Personnel” means all individuals involved in the performance of Services as employees, agents or independent contractors of NCIT or any Subcontractor.

“NCIT Systems” means the information technology infrastructure used by or on behalf of NCIT in performing the Services, including all computers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by NCIT or through the use of third party services.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.

“Privacy Policy” means NCIT’s and its affiliates’ data privacy policies, as posted on a Website, as may be amended by NCIT or its affiliates from time to time.

“Process” means to take any action or perform any operation or set of operations that the Services are capable of taking or performing on any data, information or other content, including to collect, receive, input, upload, download, record, reproduce, store, organize, compile, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate, process, retrieve, output, consult, use, perform, display, disseminate, transmit, submit, post, transfer, disclose or otherwise provide or make available, or block, erase or destroy. “Processing” and “Processed” have correlative meanings.

“Receiving Party” has the meaning set forth in Section 9.1. “Renewal Term” has the meaning set forth in Section 10.2.

“Representatives” means, with respect to a Person, that Person’s affiliates and their and their affiliates’ employees, officers, directors, consultants, agents, independent contractors, service providers, sub-licensees, subcontractors and legal, tax, financial and other advisors.

“Resultant Data” means information, data and other content that is derived by or through the Services from Processing or aggregating Licensee Data and is sufficiently different from such Licensee Data that such Licensee Data cannot be reverse engineered or otherwise identified from the inspection, analysis or further Processing of such information, data or content.

“Scheduled Downtime” has the meaning set forth in Section 5.2.

“Service Software” means the NCIT software application or applications and any third party or other software, and all new versions, updates, revisions, improvements, customizations (including, without limitation, in connection with this Agreement for or on behalf of Licensee) and modifications of the foregoing, that NCIT provides remote access to and use of as part of the Services.

“Services” means any services provided by NCIT or its contractors to Licensee in connection with this Agreement and supplemental time and materials (“T+M”) contracts, including software as a service (SaaS), installation, configuration, integration, customization, training, technical support, payment processing services, suitability verification services and identity verification services, as may be specified in Schedule A or by addendum, including Hosted Services.

“Software” means the computer programs specified in Schedule A in machine-readable, object code form, and any computer programs delivered to Licensee in machine-readable, object code form and any updates thereto, or provided by NCIT in connection with any Services hereunder, and the Service Software.

“Specifications” means NCIT’s current published product release definitions.

“Subcontractor” has the meaning set forth in Section 2.5. “Term” has the meaning set forth in Section 10.2.

“Terms of Use” means NCIT’s and its affiliates’ terms of use, as posted on a Website, as may be amended by NCIT or its affiliates from time to time.

“Third Party Materials” means materials and information, in any form or medium, including any software, documents, data, content, specifications, products, equipment or components of or relating to the Services that are not proprietary to NCIT.

“Third Party Services” has the meaning set forth in Section 15.15.

”Website”  means  https://www.northcapital.com, https://www.evisor.com,  https://www.accredited.am, https://www.ppex.com and NCIT’s or its Representative’s other websites from time to time (including all data and information services owned or operated by, on behalf of or through NCIT or its Representatives).

2.Services.

2.1Services. Subject to and conditioned on Licensee’s and its Authorized Users’ compliance with the terms and conditions of this Agreement, during the Term NCIT shall use commercially reasonable efforts to provide to Licensee and its Authorized Users the Software and Services in accordance with the terms and conditions hereof, including to host, manage, operate and maintain the Service Software for remote electronic access and use by Licensee and its Authorized Users (“Hosted Services”) on an ongoing basis, except for:

(a)Scheduled Downtime in accordance with Section 5.2;

(b)Service downtime or degradation due to a Force Majeure Event;

(c)Any other circumstances beyond NCIT’s reasonable control, including Licensee’s or any Authorized User’s use of Third Party Materials, misuse of Hosted Services, or use of the Services other than in compliance with the express terms of this Agreement; and

(d)Any suspension or termination of Licensee’s or any Authorized Users’ access to or use of Hosted Services as a result of a Licensee Failure or as otherwise permitted by this Agreement.

2.2Service and System Control. Except as otherwise expressly provided in this Agreement, as between the parties:

(a)NCIT has and will retain sole control over the operation, provision, maintenance and management of the Services and NCIT Materials, including the: (i) NCIT Systems;

(ii) selection, deployment, modification and replacement of the Service Software; and (iii) performance of maintenance, upgrades, corrections and repairs; and

(b)Licensee has and will retain sole control over the operation, maintenance and management of, and all access to and use of, the Licensee Systems, and sole responsibility and liability for all access to and use of the Services and NCIT Materials by any Person by or through the Hosted Services, Licensee Systems or any other means controlled by Licensee or any Authorized User, including any information, instructions or materials provided by any of them to NCIT or Subcontractors.

2.3Service Management. Licensee agrees throughout the Term to maintain within its organization a service manager to serve as NCIT’s primary point of contact for day-to-day communications, consultation and decision-making regarding the Services. Licensee shall ensure its service manager has the requisite organizational authority, skill, experience and other qualifications to perform in such capacity. If Licensee’s service manager ceases to be employed by it or it otherwise wishes to replace its service manager, Licensee shall promptly name a new service manager by written notice to NCIT.

2.4Changes. NCIT reserves the right, in its sole discretion, to make any changes to the Services and NCIT Materials that it deems necessary or useful to: (a) maintain or enhance (i) the quality or delivery of NCIT’s services to its customers, (ii) the competitive strength of or market for NCIT’s services or (iii) the

Services’ cost efficiency or performance; or (b) to comply with Law.

2.5Subcontractors. NCIT may from time to time in its sole discretion engage third parties to perform Services (each, a “Subcontractor”).

2.6Suspension or Termination of Services. NCIT may, directly or indirectly, and by use of a NCIT Disabling Device or any lawful means, suspend, terminate or otherwise deny Licensee’s, any Authorized User’s or any other Person’s access to or use of all or any part of the Services or NCIT Materials, without incurring any resulting obligation or liability, if: (a) NCIT receives a judicial or other governmental or regulatory demand or order, subpoena or law enforcement request that expressly or by reasonable implication requires NCIT to do so; or (b) NCIT believes, in its sole discretion, that (i) Licensee or any Authorized User has failed to comply with Law or any term of this Agreement, or accessed or used the Services beyond the scope of the rights granted or for a purpose not authorized under this Agreement, (ii) Licensee or any Authorized User is, has been, or is likely to be involved in any fraudulent, misleading or unlawful activities, (iii) Licensee or any Authorized User fails for any reason to successfully complete NCIT’s or its affiliate’s due diligence process for any product or service, (iv) this Agreement expires or is terminated, or (v) fair use of concurrent connections exceed 100 connections at any time. This Section

2.6 does not limit any of NCIT’s other rights or remedies, whether at law, in equity or under this Agreement.

3.Authorization and Licensee Restrictions.

3.1Authorization. Subject to and conditioned on Licensee’s payment of the Fees and compliance and performance in accordance with all other terms and conditions of this Agreement, NCIT hereby authorizes Licensee to nonexclusive, nontransferable access and use, subject to the terms and conditions herein and during the Term, the Services and such NCIT Materials as NCIT may supply or make available to Licensee solely for the use by and through Authorized Users in accordance with the conditions and limitations set forth in this Agreement. This authorization is non-exclusive and, other than as may be expressly set forth in Section 15.7, non-transferable.

3.2Reservation of Rights. Except for the limited license in Section 3.1, nothing in this Agreement grants any right, title or interest in or to (including any license under) any Intellectual Property Rights in or relating to, the Services, NCIT Materials or Third Party Materials, whether expressly, by implication, estoppel or otherwise. All right, title and interest in and to (including all license under) any Intellectual Property Rights in or relating to, the Services, NCIT Materials and Third Party Materials are and will remain with NCIT and the respective rights holders in the Third Party Materials.

3.3Authorization Limitations and Restrictions. Licensee shall not, and shall not permit any other Person to, access or use the Services or NCIT Materials except as expressly permitted by this Agreement and, in the case of Third Party Materials, the applicable third party license agreement. For purposes of clarity and without limiting the generality of the foregoing, Licensee shall not, except as this Agreement expressly permits:

(a)modify or create derivative works or improvements of the Services or NCIT Materials;

(b)copy the Software and Documentation, unless for archival or backup purposes only; in such case, all titles, trademarks, and copyright, proprietary and restricted rights notices shall be reproduced in all such copies, and all copies shall be subject to the terms of this Agreement;

(c)rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make available any Services or NCIT Materials to any Person, including on or in connection with the internet or any time-sharing, service bureau, SaaS, cloud or other technology or service;

(d)reverse engineer, disassemble, decompile, decode, adapt or otherwise attempt to derive or gain access to the source code of the Services or NCIT Materials, in whole or in part;

(e)bypass or breach any security device or protection used by the Services or NCIT Materials or access or use the Services or NCIT Materials other than by an Authorized User through the use of such Authorized User’s own then valid Access Credentials;

(f)input, upload, transmit or otherwise provide to or through the Services or NCIT Systems, any information or materials that are unlawful or injurious, or contain, transmit or activate any Harmful Code;

(g)damage, destroy, disrupt, disable, impair, interfere with or otherwise impede or harm in any manner the Services, NCIT Systems or NCIT’s provision of services to any third party, in whole or in part;

(h)remove, delete, alter or obscure any trademarks, Documentation, Specification, warranties or disclaimers, or any copyright, trademark, patent or other intellectual property or proprietary rights notices from any Services or NCIT Materials, including any copy thereof;

(i)access or use the Services or NCIT Materials in any manner or for any purpose that infringes, misappropriates or otherwise violates any Intellectual Property Right or other right of any third party (including by any unauthorized access to, misappropriation, use, alteration, destruction or disclosure of the data of any other NCIT customer), or that violates any Law;

(j)take any action that might lead a third party (including an Authorized User) to conclude that the Services or NCIT Materials involve the provision of investment advice or recommendations;

(k)access or use the Services or NCIT Materials for purposes of competitive analysis of the Services or NCIT Materials, the development, provision or use of a competing software service or product or any other purpose that is to NCIT’s detriment or commercial disadvantage; or

(l)otherwise access or use the Services or NCIT Materials beyond the scope of the authorization granted under Section 3.1.

4.Licensee Obligations.

4.1Licensee Systems and Cooperation. Licensee shall at all times during the Term: (a) set up, maintain and operate in good repair all Licensee Systems on or through which the Software or the Services are accessed or used; and (b) provide all cooperation and assistance as NCIT may reasonably request to enable NCIT to exercise its rights and perform its obligations under and in connection with this Agreement.

4.2Effect of Licensee Failure or Delay. NCIT is not responsible or liable for any delay or failure of performance caused in whole or in part by Licensee’s delay in performing, or failure to perform, any of its obligations under this Agreement (each, a “Licensee Failure”).

4.3Corrective Action and Notice. If Licensee becomes aware of any actual or threatened activity prohibited by Section 3.3, Licensee shall, and shall cause its Authorized Users to, immediately: (a) take all reasonable and lawful measures within their respective control that are necessary to stop the activity or threatened activity and to mitigate its effects (including, where applicable, by discontinuing and preventing any unauthorized access to the Services and NCIT Materials and permanently erasing from their systems and destroying any data to which any of them have gained unauthorized access); and (b) notify NCIT of any such actual or threatened activity.

4.4Consent to Use Licensee Data. Licensee hereby irrevocably grants a license and all such other rights and permissions in or relating to Licensee Data: (a) to NCIT, its Subcontractors and the NCIT Personnel as are necessary or useful to perform the Services; and (b) to NCIT as are necessary or useful to enforce this Agreement and exercise its rights and perform its obligations hereunder.

4.5Export Laws. Licensee shall adhere to all US Export Administration Law and shall not export or re-export any technical data or products received by or on behalf of NCIT, or the direct products of such technical data, to any proscribed country listed in the then-current US Export Administration Law unless properly authorized by both NCIT and the US Government.

5.Service Levels.

5.1Service Levels. Subject to the terms and conditions of this Agreement, NCIT will use commercially reasonable efforts to make Hosted Services available for access and use by Licensee and its Authorized Users over the Internet at least 99% of the time as measured over the course of each calendar month during the Term excluding unavailability due, in whole or in part, to any: (a) act or omission by Licensee or any Authorized User, access to or use of Hosted Services by Licensee or any

Authorized User, or using Licensee’s or an Authorized User’s Access Credentials, that does not strictly comply with this Agreement; (b) Licensee Failure; (c) Licensee’s or its Authorized User’s Internet connectivity; (d) Force Majeure Event; (e) failure, interruption, outage or other problem with any software, hardware, system, network, facility or other matter not supplied by NCIT pursuant to this Agreement; (f) Scheduled Downtime; or

(g) disabling, suspension or termination of the Services pursuant to Section 2.6. Service levels cannot be guaranteed and NCIT shall not be liable to Licensee or Authorized Users in the event Hosted Services are unavailable.

5.2Scheduled Downtime. NCIT will use commercially reasonable efforts to: (a) schedule downtime for routine maintenance of Hosted Services between the hours of 12:00

a.m. and 6:00 a.m., Eastern Standard Time; and (b) give Licensee at least 24 hours prior notice of all scheduled outages of Hosted Services (“Scheduled Downtime”).

6.Data Backup. To the extent required by Law applicable to NCIT or its affiliates, NCIT will use commercially reasonable efforts to maintain regular data backups of Licensee Data; provided however, that NCIT HAS NO OBLIGATION OR LIABILITY FOR ANY LOSS, ALTERATION, DESTRUCTION, DAMAGE, CORRUPTION OR RECOVERY OF LICENSEE DATA.

7.Privacy.

7.1NCIT Systems and Obligations. This Agreement incorporates by reference the Privacy Policy and the Terms of Use. In the event of any conflict between this Agreement and the Terms of Use, the terms of this Agreement shall prevail. To the extent an Authorized User will be disclosing information using the Services, Licensee shall ensure that its privacy policy and terms of use incorporate by reference a link to and an acknowledgement by Authorized Users of the Privacy Policy and Terms of Use or otherwise incorporate terms with substantially the same effect and permit the use of such information by NCIT and its Representatives in connection with the Services.

7.2Prohibited Data. Licensee acknowledges that the Services are not designed with security and access management for Processing the following categories of information: (a) data that is classified and or used on the U.S. Munitions list, including software and technical data; (b) articles, services and related technical data designated as defense articles or defense services; (c) ITAR (International Traffic in Arms Regulations) related data; or (d) protected health information (each of the foregoing, “Prohibited Data”). Licensee shall not, and shall not permit any Authorized User or other Person to, provide any Prohibited Data to, or Process any Prohibited Data through, the Services, the NCIT Systems or any NCIT Personnel. Licensee is solely responsible for reviewing all Licensee Data and shall ensure that no Licensee Data constitutes or contains any Prohibited Data.

7.3Licensee Control and Responsibility. Licensee has and will retain sole responsibility for: (a) all Licensee Data (excluding data transmitted directly into the NCIT Systems by an Authorized

User unaffiliated with Licensee), including its content and use, except as set forth in the Privacy Policy; (b) all information, instructions and materials provided by or on behalf of Licensee or any Authorized User in connection with the Services; (c) Licensee Systems; (d) the security and use of Licensee’s and its Authorized Users’ Access Credentials; (e) all access to and use of the Services and NCIT Materials directly or indirectly by or through the Licensee Systems or its or its Authorized Users’ Access Credentials, with or without Licensee’s knowledge or consent, including all results obtained from, and all conclusions, decisions and actions based on, such access or use; and (f) compliance with Data Privacy Law in connection with Licensee Data.

7.4Access and Security. Licensee shall employ all physical, administrative and technical controls, screening and security procedures and other safeguards necessary to: (a) securely administer the distribution and use of all Access Credentials and protect against any unauthorized access to or use of Hosted Services; and (b) control the content and use of Licensee Data, including the uploading or other provision of Licensee Data for Processing by Hosted Services.

8.Fees; Payment Terms.

8.1Fees. Licensee shall pay NCIT the fees set forth on Schedule B and Schedule C (“Fees”) in accordance with this Section 8.

8.2Fee Increases. After the Initial Term (as defined below), NCIT may increase Fees by providing written notice to Licensee at least 30 days prior to the effective date of the Fee increase, and the Fees will be deemed amended accordingly without further notice or consent; provided that NCIT will not increase Fees during the Initial Term. Licensee may terminate this Agreement effective as of the date of the Fee increase upon providing written notice to NCIT within 30 days of receipt of the notice of Fee increase.

8.3Taxes. All Fees and other amounts payable by Licensee under this Agreement are exclusive of taxes and similar assessments. Licensee is responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental or regulatory authority on any amounts payable by Licensee hereunder, other than any taxes levied or imposed on NCIT’s income.

8.4Payment. All Fees will be invoiced monthly by the 10th of the month and will be charged automatically on the 15th of each month, or as otherwise set forth on Schedule B and Schedule C, to the credit card or other payment method used for the purchase under this Agreement or in creating Licensee’s account (as set forth on the signature page below). Licensee consents to NCIT retaining and using Licensee’s payment information for future invoices and as provided in this Agreement. Licensee agrees and acknowledges that NCIT and its third party vendors may retain and use Licensee’s payment information to facilitate the payments provided for in this

Agreement. Licensee agrees to promptly provide NCIT with written notice of any update of or changes to your payment information. All payments shall be in US dollars in immediately available funds.

8.5Late Payment. If Licensee fails to make any payment when due then, in addition to all other remedies that may be available:

(a)NCIT may charge interest on the past due amount at the rate of 1.5% per month, calculated daily and compounded monthly, or if lower, the highest rate permitted under Law; such interest may accrue after as well as before any judgment relating to collection of the amount due;

(b)Licensee shall reimburse NCIT for all costs incurred by NCIT in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees; and

(c)if such failure continues for 10 days following written notice thereof, NCIT may suspend performance of the Services until all past due amounts and interest thereon have been paid, without incurring any obligation or liability to Licensee or any other Person by reason of such suspension;

provided that cumulative late payments are subject to the overall limits set forth in Schedule B. A default under this Agreement by Licensee shall constitute a default by Licensee or its affiliates under all other agreements any of them have then in effect with NCIT or its affiliates.

8.6No Deductions or Setoffs. All amounts payable to NCIT under this Agreement shall be paid by Licensee to NCIT in full without any setoff, recoupment, counterclaim, deduction, debit or withholding for any reason (other than any deduction or withholding of tax as may be required by Law).

9.Confidentiality.

9.1Confidential Information. In connection with this Agreement, each party (“Disclosing Party”) may disclose or make available Confidential Information to the other party (“Receiving Party”). Subject to Section 9.2, “Confidential Information” means information in any form or medium (whether oral, written, electronic or other) that Disclosing Party considers confidential or proprietary, including information consisting of or relating to Disclosing Party’s or its affiliates’ technology, trade secrets, know-how, business operations, plans, strategies, customers, and pricing, and information with respect to which Disclosing Party has contractual or other confidentiality obligations, in each case whether or not marked, designated or otherwise identified as “confidential”. Without limiting the foregoing, all Services and NCIT Materials, including the terms of this Agreement, are the Confidential Information of NCIT.

9.2Exclusions. Confidential Information does not include information that Receiving Party can demonstrate by written or other documentary records: (a) was lawfully known to Receiving Party without restriction on use or disclosure prior to such information’s being disclosed or made available to Receiving

Party in connection with this Agreement; (b) was or becomes generally known by the public other than by Receiving Party’s or any of its Representatives’ noncompliance with this Agreement;

(c) was or is received by Receiving Party on a non-confidential basis from a third party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) Receiving Party can demonstrate by written or other documentary records was or is independently developed by Receiving Party without reference to or use of any Confidential Information.

9.3Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, Receiving Party shall:

(a)not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b)except as may be permitted by and subject to its compliance with Section 9.4, not reveal, disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information; and (iii) are bound by confidentiality and restricted use obligations in substantially similar effect as the terms set forth in this Section 9.3;

(c)safeguard and protect the Confidential Information from theft, piracy or unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care;

(d)ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ non-compliance with, the terms of this Section 9; and

(e)notify Disclosing Party upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of these confidentiality obligations by Receiving Party, and shall cooperate with Disclosing Party to help Disclosing Party regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

9.4Compelled Disclosures. If Receiving Party or any of its Representatives is compelled by Law to disclose any Confidential Information then, to the extent permitted by Law, Receiving Party shall: (a) promptly, and prior to such disclosure, notify Disclosing Party in writing of such requirement so that Disclosing Party can seek a protective order or other remedy or waive its rights under Section 9.3; and (b) provide reasonable assistance to Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure. If Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 9.4, Receiving Party remains required by Law to disclose any Confidential

Information, Receiving Party shall disclose only that portion of the Confidential Information that Receiving Party is legally required to disclose and, on Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment. Notwithstanding the foregoing, the restrictions and requirements herein shall not apply to, and NCIT and its Representatives may disclose and retain copies of, Confidential Information in connection with NCIT’s or its Representatives’ compliance with legal, financial or regulatory filings, audits or examinations or as otherwise required by Law.

10.Term and Termination.

10.1Initial Term. The initial term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant any of the Agreement’s express provisions, will continue in effect for one year (the “Initial Term”).

10.2Renewal. This Agreement will automatically renew for additional successive one-year terms unless earlier terminated pursuant to this Agreement’s express provisions or either party gives the other party written notice of non-renewal at least 90 days prior to the expiration of the then-current term (each a “Renewal Term” and, collectively with the Initial Term, the “Term”). Renewal of promotional or one-time priced subscriptions will be at NCIT’s list price in effect at the time of the applicable renewal.

10.3Termination. In addition to Section 8.2 and Section 10.2:

(a)NCIT may terminate this Agreement, effective on written notice to Licensee, if Licensee: (i) fails to pay any amount when due hereunder, and such failure continues more than 30 days after NCIT’s delivery of written notice thereof;

(ii) breaches any of its obligations under Section 3.3 (Authorization Limitations and Restrictions), Section 7.2 (Prohibited Data) or Section 9 (Confidentiality); or (iii) fair use of concurrent connections exceed 100 connections at any time.

(b)Either party may terminate this Agreement, effective on written notice to the other party, if the other party materially breaches this Agreement, and such breach: (i) is incapable of cure within three business days of NCIT’s notice to Licensee of the breach and NCIT’s intent to terminate the license granted in this Agreement; or (ii) being capable of cure, remains uncured 30 days after the non-breaching party provides the breaching party with written notice of such breach;

(c)Either party may terminate this Agreement, effective immediately upon written notice to the other party, if the other party: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; and

(d)Either party may terminate this Agreement upon 90 days written notice to the other for any commercial or business reason.

10.4Effect of Expiration or Termination. Upon any expiration or termination of this Agreement, except as expressly otherwise provided in this Agreement (including Section 10.5 below):

(a)all rights, licenses, consents and authorizations granted by either party to the other hereunder will immediately terminate;

(b)NCIT shall promptly cease all use of any Licensee Data or Licensee’s Confidential Information and erase all Licensee Data and Licensee’s Confidential Information from all systems NCIT controls; provided that, (i) for clarity, NCIT’s obligations under this Section 10.4(b) do not apply to any Resultant Data, (ii) NCIT and its affiliates may retain, use and disclose Licensee Data or Licensee Confidential Information as required by Law, and (iii) NCIT and its affiliates may retain Licensee Data and Licensee Confidential Information in its regular backup, archived or disaster recovery systems or files;

(c)Licensee shall promptly cease all use of any Services or NCIT Materials and (i) promptly return to NCIT, or at NCIT’s written request destroy, all documents and tangible materials containing, reflecting, incorporating or based on any NCIT  Materials  or NCIT’s Confidential Information; and

(ii) permanently erase all NCIT Materials and NCIT’s Confidential Information from all systems Licensee directly or indirectly controls; provided that Licensee may retain NCIT Materials or NCIT’s Confidential Information in its regular backup, archived or disaster recovery systems or files, or as permitted by Section 9.4; an officer or director of Licensee shall, within 30 days from the effective date of the termination, certify in writing that all copies of the Software and Documentation have been returned, deleted and destroyed;

(d)NCIT may disable all Licensee and Authorized User access to Hosted Services and NCIT Materials;

(e)if Licensee terminates this Agreement pursuant to Section 10.3(b), Licensee will be relieved of any obligation to pay any Fees attributable to the period after the effective date of such termination; and

(f)if NCIT terminates this Agreement pursuant to Section 10.3(a) or Section 10.3(b), all Fees that would have become payable had the Agreement remained in effect until expiration of the Term will become immediately due and payable, and Licensee shall pay such Fees, together with all previously-accrued but not yet paid Fees, on receipt of NCIT’s invoice therefor. Upon Licensee’s request and subject to NCIT’s availability, during the period between a party’s notice of termination and termination, NCIT will use commercially reasonable efforts to assist Licensee in effecting a transition of the Services provided by NCIT hereunder to Licensee or another vendor chosen by Licensee, including the exporting of Licensee Data. Licensee shall pay NCIT for such services on a time and material (“T+M”) basis pursuant to Schedule C.

ALL SALES ARE FINAL; NO REFUNDS OR EXCHANGES.

10.5Surviving Terms. The provisions set forth in the following sections, and any other rights or obligations of the parties in this Agreement that, by their nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement (including, without limitation, Section 9 (Confidentiality), Section 8 (Fees; Payment Terms), Section 10 (Term and Termination), Section 12 (Indemnification), Section 13 (Limitations of Liability) and Section 15 (Miscellaneous)).

11.Representations, Warranties and Covenants.

11.1Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a)it is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the jurisdiction of its incorporation or other organization;

(b)it has the full right, power and authority to enter into and perform its obligations and grant the rights, licenses, consents and authorizations it grants or is required to grant under this Agreement;

(c)the execution of this Agreement has been duly authorized by all necessary corporate or organizational action of such party;

(d)its signatory to this Agreement is authorized to execute this Agreement on such party’s behalf; and

(e)this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

11.2Additional NCIT Representations, Warranties and Covenants. NCIT represents, warrants and covenants to Licensee that NCIT will perform the Services using personnel of required skill, experience and qualifications and in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and will devote adequate resources to meet its obligations under this Agreement. NCIT also represents to Licensee that: (a) during the Term, the Software shall operate without any material Errors; and (b) upon notification to NCIT of any Errors, NCIT’s sole liability, and Licensee’s sole remedy, will be NCIT’s use of reasonable efforts during its normal business hours and at no cost to Licensee to correct such Errors that are verifiable and reproducible by NCIT, excluding any Errors caused by uses of the Software and Services not in accordance with the Specifications. Alternatively, in NCIT’s sole discretion, NCIT may refund the portion of the prepaid Fees applicable to the portion of the Software that is defective.

11.3Additional Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants to NCIT that Licensee owns or otherwise has and will have the necessary rights and consents in and relating to the Licensee Data so that, as received by NCIT and Processed in accordance with this Agreement, they do not and will not infringe, misappropriate or otherwise violate any Intellectual Property Rights, or any privacy or other rights of any third party or violate any Law. Licensee acknowledges and agrees that the Services provided by NCIT under this Agreement are administrative and technological in nature and that NCIT is not providing investment advice, or otherwise acting in an investment advisory capacity, to Licensee or any Authorized User.

11.4DISCLAIMER OF WARRANTIES. EXCEPT FOR NCIT’S EXPRESS WARRANTIES SET FORTH IN SECTION 11.1, SECTION

11.2 AND SECTION 11.3, ALL SERVICES AND NCIT MATERIALS ARE PROVIDED “AS IS” AND NCIT HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHER, AND NCIT SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE. NCIT DOES NOT PROVIDE ANY INVESTMENT ADVISORY SERVICE, DUE DILIGENCE, BROKERAGE, FINANCIAL MANAGEMENT, TAX, ACCOUNTING OR ANY OTHER PROFESSIONAL SERVICE, AND ANY ADVICE OR OTHER INFORMATION OBTAINED THROUGH NCIT’S PRODUCTS AND SERVICES WILL BE USED BY LICENSEE AND ITS AUTHORIZED USERS SOLELY AT THEIR OWN RISK. WITHOUT LIMITING THE FOREGOING, NCIT MAKES NO WARRANTY OF ANY KIND THAT THE SERVICES OR NCIT MATERIALS, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET LICENSEE’S OR ANY OTHER PERSON’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE OR ERROR FREE. ALL THIRD PARTY MATERIALS ARE PROVIDED “AS IS” AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY THIRD PARTY MATERIALS IS STRICTLY BETWEEN LICENSEE AND THE THIRD PARTY OWNER OR DISTRIBUTOR OF THE THIRD PARTY MATERIALS.

12.Indemnification.

12.1NCIT Indemnification. Subject to the limitations on liability in this Agreement, including as set forth in Section 13, NCIT shall release, indemnify, defend and hold harmless Licensee from and against any and all Losses incurred by Licensee arising out of or relating to any legal suit, dispute, claim, action, exam, audit, inquiry or proceeding (each, an “Action”) by a third party (other than an affiliate of Licensee) to the extent that such Losses arise from Licensee’s or an Authorized User’s use of the Services (excluding Licensee Data and Third Party Materials) in compliance with this Agreement infringes a U.S. Intellectual Property Right. The foregoing obligation does not apply to any Action or Losses arising out of or relating to any:

(a)access to or use of the Services or NCIT Materials in combination with any hardware, system, software, network or other materials or service not provided or authorized in writing by NCIT;

(b)modification of the Services or NCIT Materials other than: (i) by or on behalf of NCIT; or (ii) with NCIT’s written approval in accordance with NCIT’s written specification;

(c)failure to timely implement any modifications, upgrades, replacements or enhancements made available to Licensee by or on behalf of NCIT; or

(d)act, omission or other matter described in Section 12.2(a)-(g), whether or not the same results in any Action against or Losses by any NCIT Indemnitee.

12.2Licensee Indemnification. Licensee shall and shall cause its affiliates, jointly and severally, to release, indemnify, defend and hold harmless NCIT and its Subcontractors and their Representatives and successors and assigns (each, a “NCIT Indemnitee”) from and against any and all Losses incurred by such NCIT Indemnitee in connection with any Action regardless of the source that arises out of or relates to this Agreement or any of the following:

(a)Licensee Data, including any Processing of Licensee Data by or on behalf of NCIT in accordance with this Agreement;

(b)securities offering facilitated by Licensee or its affiliates or their Representatives, including any and all data and documentation related to such offering, the due diligence related to such offering, and/or the determination of suitability or qualification of a prospective investor for an offering;

(c)any other materials or information (including any documents, data, specifications, software, content or technology) provided by or on behalf of Licensee or any Authorized User, including NCIT’s compliance with any specifications or directions provided by or on behalf of Licensee or any Authorized User, to the extent prepared without any contribution by NCIT;

(d)brokerage services or investment advice; recommendations regarding any particular investment, security or course of action; offers to invest or to provide financial analysis or management services; or similar advice, offers or guidance to Authorized Users, which shall remain the sole responsibility of Licensee;

(e)allegation of facts that, if true, would constitute Licensee’s breach of any of its representations, warranties, covenants or obligations under this Agreement;

(f)negligence or more culpable act or omission (including recklessness or willful misconduct) by Licensee, any Authorized User, or any third party on behalf of Licensee or any Authorized User, in connection with this Agreement; or

(g)transaction for which the Services or NCIT Materials is being used by or on behalf of Licensee.

12.3Indemnification Procedure. Each party shall promptly notify the other party in writing of any Action for which such party believes it is entitled to be indemnified pursuant to Section 12.1 or Section 12.2, as the case may be. The party seeking indemnification (the “Indemnitee”) shall cooperate with the other party (the “Indemnitor”) at the Indemnitor’s sole cost and expense. The Indemnitor shall immediately take control of the defense and investigation of such Action and shall employ counsel reasonably acceptable to the Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. The Indemnitee’s failure to perform any obligations under this Section 12.3 will not relieve the Indemnitor of its obligations under this Section 12 except to the extent that the Indemnitor can demonstrate that it has been materially prejudiced as a result of such failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12.4Mitigation. If any of the Services or NCIT Materials are, or in NCIT’s opinion are likely to be, claimed to infringe, misappropriate or otherwise violate any third party Intellectual Property Right, or if Licensee’s or any Authorized User’s use of the Services or NCIT Materials is enjoined or threatened to be enjoined, NCIT may, at its option:

(a)at NCIT’s sole cost and expense, obtain the right for Licensee to continue to use the Services and NCIT Materials materially as contemplated by this Agreement;

(b)at NCIT’s sole cost and expense, modify or replace the Services and NCIT Materials, in whole or in part, to seek to make the Services and NCIT Materials (as so modified or replaced) non-infringing, while providing substantially equivalent features and functionality, in which case such modifications or replacements will constitute Services and NCIT Materials, as applicable, under this Agreement; or

(c)by written notice to Licensee, terminate this Agreement and require Licensee to immediately cease any use of and destroy or return all copies of the Services and NCIT Materials in its possession or under its control.

THIS SECTION 12 SETS FORTH LICENSEE’S SOLE REMEDIES AND NCIT’S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED OR ALLEGED CLAIMS THAT THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF (INCLUDING THE SERVICES AND NCIT MATERIALS) INFRINGES, MISAPPROPRIATES OR OTHERWISE VIOLATES ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT.

13.Limitations of Liability.

13.1EXCLUSION OF DAMAGES. NCIT AND ITS AFFILIATES AND THEIR SERVICE PROVIDERS AND SUPPLIERS (“NCIT PARTIES”) SHALL NOT BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY,

INDEMNIFICATION, BREACH OF WARRANTY, MISREPRESENTATIONS OR OTHERWISE, FOR ANY: (a) LOSS OF PRODUCTION, USE, BUSINESS, REVENUE OR PROFIT OR DIMINUTION IN VALUE; (b) IMPAIRMENT, INABILITY TO USE OR LOSS, INTERRUPTION OR DELAY OF THE SERVICES, (c) LOSS, DAMAGE, CORRUPTION OR RECOVERY OF DATA, OR BREACH OF DATA OR SYSTEM SECURITY, OR (d) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SUCH PERSONS WERE ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES AND LIMITATIONS HEREIN ALLOCATE THE RISKS OF PRODUCT AND SERVICE NONCONFORMITY BETWEEN THE PARTIES AS AUTHORIZED BY LAW. THE FEES HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES SET FORTH IN THIS AGREEMENT.

13.2CAP ON MONETARY LIABILITY. IN ANY EVENT, THE COLLECTIVE AGGREGATE LIABILITY OR OBLIGATION OF NCIT PARTIES UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, MISREPRESENTATIONS, INDEMNIFICATION OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT PAID TO NCIT BY LICENSEE IN LICENSING FEES UNDER THIS AGREEMENT IN THE PRECEDING

12 MONTHS. THE FOREGOING LIMITATION APPLIES NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

14.Force Majeure.

14.1No Breach or Default. In no event will NCIT be liable or responsible to Licensee, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any payment obligation) when and to the extent such failure or delay is caused by any circumstances beyond such party’s reasonable control (a “Force Majeure Event”), including acts of God, flood, fire, earthquake or explosion, pandemic, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. NCIT may terminate this Agreement if a Force Majeure Event continues substantially uninterrupted for a period of 30 days or more.

14.2Affected Party Obligations. In the event of any failure or delay caused by a Force Majeure Event, NCIT will give prompt written notice to Licensee stating the period of time the occurrence is expected to continue and use commercially reasonable efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

15.Miscellaneous.

15.1Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15.2Public Announcements. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or otherwise use the other party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that NCIT may, without Licensee’s consent, include Licensee’s name and logo in NCIT’s promotional and marketing materials.

15.3Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (“notices”) have binding legal effect only if in writing and addressed to NCIT as follows (or to such other address or such other Person that NCIT may designate from time to time in accordance with this Section 15.3):

North Capital Investment Technology, Inc. Attention: Legal Department

623 E. Fort Union Boulevard, Suite 101 Midvale, Utah 84047

With a copy to (which shall not constitute notice):

North Capital Investment Technology, Inc. Attention: James P. Dowd, President & CEO 623 E. Fort Union Boulevard, Suite 101 Midvale, Utah 84047

Email: jdowd@northcapital.com

Notices sent in accordance with this Section 15.3 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; or

(c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

Notwithstanding, Licensee agrees that NCIT can provide notices to Licensee through NCIT or its affiliates’ website or by mailing them to the email or physical addresses on file with NCIT (as may be initially set forth on the signature page hereto). Such delivery of notices has the same legal effect as if NCIT provided

Licensee with a physical copy and will be deemed to have been received within 24 hours of the time a notice is posted or sent.

15.4Interpretation. The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Further, the headings used in this agreement are for convenience only and are not intended to be used as an aid to interpretation.

15.5Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the parties relating to such subject matter.

15.6Licensee Information Sharing. To the extent Licensee will be sharing personal or financial information of a third party in connection with this Agreement, Licensee shall maintain and obtain the agreement of each such third party, which shall permit the sharing of such third party’s information with NCIT and its affiliates and service providers for NCIT and its affiliates and service providers to use, disclose and retain it in connection with this Agreement and the provision of the services hereunder and as required by Law. NCIT and its affiliates each shall be a third party beneficiary to such agreement.

15.7Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without NCIT’s prior written consent. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of this Section 15.7 is void. Subject to this Section 15.7, this Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns.

15.8No Third Party Beneficiaries. Except as otherwise set forth in this Agreement, this Agreement is for the sole benefit of the parties and, subject to Section 12 and Section 15.7, their respective successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.9Amendment and Modification; Waiver. Except as set forth herein, no amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.10Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

15.11Governing Law; Submission to Jurisdiction. This Agreement is governed by and shall be construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any Action arising out of or related to this Agreement, the licenses granted hereunder or the transactions contemplated hereby shall be instituted exclusively in the federal courts of the United States of America or the courts of the State of Utah, in each case located in Salt Lake City, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. In the event of any Action arising out of or related to this Agreement, the licenses granted hereunder or the transactions contemplated hereby, the prevailing party thereto shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees and all other costs and expenses incurred in connection therewith, including, without limitation, cost of collection and enforcement and in pursuit of insurance claims; provided that any obligation by NCIT hereunder remains subject to Section 13.2.

15.12WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LICENSES GRANTED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.13Equitable Relief. Each party acknowledges and agrees that a breach or threatened breach by such party of any of its obligations under this Agreement may cause the other party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.

15.14Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15.15Third Party Services. NCIT and its affiliates may reference or provide access to third party services, products and promotions that utilize, integrate or provide ancillary services to the Services (“Third Party Services”). These Third Party Services are provided for Licensee convenience only and do not constitute NCIT’s or its affiliates’ approval, endorsement or recommendation of any such Third Party Services. Licensee’s access and use of any Third Party Service is based on Licensee’s own evaluation and at Licensee’s own risk. If Licensee decides to use a Third Party Service, Licensee will be responsible for reviewing, understanding and accepting the terms and conditions associated with such use. NCIT and its affiliates expressly disclaim all responsibility and liability for Licensee use of any Third Party Service. Licensee use of a Third Party Service is subject to that Third Party Service’s own terms of use and privacy policies.

[Signatures appear on following page(s).]

In witness whereof, the Parties have executed this Agreement as of the Effective Date.

Effective Date:
LICENSEE: _____________________________________________	NCIT: North Capital Investment Technology Inc.

By: __________________________________________

Name: _______________________________________

Title: _________________________________________

Date: _________________________________________

Address:

__________________________________________

__________________________________________

By: __________________________________________ Name: _______________________________________ Title: _________________________________________ Date: _________________________________________
Email: _____________________________________

Licensee to select from the following options for payment of the Fees set forth in Schedule B and Schedule C:

☐	Credit Card
Name on Card:
Credit Card Number:
Expiration Date (Month/Year):
Billing Address:
Telephone Number:

☐	ACH Draw
Bank Name:
Account Holder Name:
Routing Number:
Account Number:
Account Type (Checking or Savings):

* An additional 3% convenience charge on Licensee’s invoice will apply when paying via credit card.

Please include the billing contact for Licensee below:

Main Contact:
Contact Name:
Contact Email:
Contact Phone:

Alternate:
Main Contact:
Contact Name:
Contact Email:

SCHEDULE A

SOFTWARE AND SERVICES

The following Services will be provided under this Agreement (as marked below), subject to Licensee’s payment of the applicable fees and expenses listed in Schedule B:

Summary of Services (mark with “X” below; include number of subscriptions, as applicable)
X	1.DalmoreDirect ●TransactAPI Issuer ID and access to the Client Admin Environment. ●Creation of one offering in TransactAPI.
X

2.NCIT Affiliate Facilitation of Third Party Payment Processing Services

●As set forth in, and subject to the terms and conditions of, that certain Payment Processing Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

____

3.NCIT Affiliate Facilitation of Accredited Investor Verification Services

●As set forth in, and subject to the terms and conditions of, that certain Accredited Investor Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

X

4.NCIT Affiliate Facilitation of Identity Verification Services

●As set forth in, and subject to the terms and conditions of, that certain Identity Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

Each of the Services may be updated or modified from time to time, and tools and features may be added or removed, as determined in NCIT’s sole discretion.

SCHEDULE B

FEES AND EXPENSES

The following fees and expenses shall apply to the Services to be provided by NCIT to Licensee, as applicable as set forth on Schedule A, which Licensee shall pay or cause to be paid to or deposited with NCIT as set forth below and in Section 8:

(1)Dalmore Direct Platform Basic License and Service Fee

A.Installation and set-up fee of $3,500 to be paid within three business days of the Effective Date.

B.Basic licensing and service fee of $2,500 per month, or part thereof, beginning at the earlier of: (i) 30 days from the date of installation; and (ii) the “go-live date” as specified by Licensee, to be paid at the beginning of each month.

(2)Payment Processing Fees and Deposit (if applicable)

A.As set forth in that certain Payment Processing Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

(3)Accredited Investor Verification Fees and Retainer (if applicable)

A.As set forth in that certain Accredited Investor Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

(4)Identity Verification Fees and Retainer (if applicable)

A.As set forth in that certain Identity Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

*Integration period limited to 30 days post-installation; support and troubleshooting after the integration period subject to “T+M” rates set forth in Schedule C below.

**TransactAPI basic licensing and service fee includes usage limits of 100,000 API calls per month and a fair use of concurrent connections limit of 100 connections. Licensee shall pay NCIT $0.005 for each API call in excess of such limits in any given month.

***Licensee is solely responsible for any regulatory or other filings or registrations in connection with the license or use of NCIT’s technology products or services.

****The fees payable under this Agreement, plus the other relevant fees attributable to any public offering, shall be capped at an aggregate amount not to exceed as permitted by applicable FINRA rules.

Any contractual agreements with third party vendors are not subject to the terms of this Agreement, unless otherwise provided for herein. References to third party fees, expenses, expense rates and cost estimates are for indicative purposes only. Such fees may include, but are not limited to, the following:

●Design and branding

●UX design

●Independent project management

●Custom development

●System integration services

●Testing services

●System configuration, administration, support

●Dedicated servers

●Backups and storage

●Disaster recovery

●Bandwidth and load balancing

●DNS management

●Email marketing and support

●Electronic document management systems (Docusign/Echosign)

●Identity verification (KYC/OFAC/AML) and accreditation checks

●Payment processing fees

●SSL Certificates

ALL SALES ARE FINAL; NO REFUNDS OR EXCHANGES.

SCHEDULE C

T+M FEES AND EXPENSES

This Schedule C is provided for information purposes only. Any and all project management and general technical support, including, without limitation, troubleshooting and debugging, will be charged on a time and material (“T+M”) basis.

The following hourly rates will apply, which NCIT reserves the right to update with 30 days’ prior written notice.

Senior Consultant	$250
Project Manager	$150
Discount for 100 hour prepaid block:	5%
Discount for 250 hour prepaid block:	10%

Materials and services provided under this Schedule C by parties other than NCIT or its affiliates will be billed at cost.

Identity Verification Services Addendum to SSLA – North Capital (v. 2023.1)

CONFIDENTIAL

IDENTITY VERIFICATION SERVICES ADDENDUM TO SOFTWARE AND SERVICES LICENSE AGREEMENT

This Identity Verification Services Addendum to Software and Services License Agreement (including any exhibits referenced herein, collectively, this “Addendum”) made and effective as of the Effective Date, contains the terms and conditions upon which NCIT will make available to Licensee through its wholly-owned subsidiary, North Capital Private Securities Corporation (“NCPS”, and together with NCIT, as applicable, “North Capital”), the Identity Verification Services (as defined below). NCPS shall be a third party beneficiary to this Addendum.

NCIT and Licensee are parties to a certain Software and Services License Agreement, which contains the terms and conditions upon which NCIT has granted to Licensee a revocable, non-exclusive, non-transferable and non-sublicensable license to use certain software, computer programs, business processes, integrated services and documentation as more particularly described therein, and to which this Addendum is incorporated therein by this reference and made a part thereof with respect to the Identity Verification Services (as may be amended or restated from time to time and including this Addendum and any other outstanding addendums for the Services, collectively, the “Agreement”). Capitalized terms used in this Addendum and not otherwise defined shall have the meanings set forth in the Agreement.

1.Additional Definitions. When used in this Addendum, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

“Addendum” has the meaning set forth in the preamble. “Addendum Term” has the meaning set forth in Section 5.1. “Agreement” has the meaning set forth in the preamble.

”Identity Verification Fees” has the meaning set forth in Exhibit A.

“Identity Verification Services” means information review services performed by NCPS as a U.S. registered broker-dealer through NCIT’s technology to verify the identity of potential investors or other participants (“Applicant”) relating to know-your-customer (“KYC”) and anti-money laundering (“AML”) as set forth in Exhibit B, as such services are requested of North Capital by or on behalf of Licensee or an Authorized User, such services to constitute “Services” as defined in the Agreement.

“NCPS” has the meaning set forth in the preamble. “North Capital” has the meaning set forth in the preamble.

“Third Party Services” has the meaning set forth in Section 8.

2.Identity Verification Services.

2.1During the Addendum Term, North Capital shall, or shall cause its designated representatives and agents to, complete the Identity Verification Services with respect to an Applicant within three business days of notice and receipt of all authorizations, information, records and data (including as outlined in Exhibit B) and in the form required for North Capital to perform the Identity Verification Services with respect to such Applicant.

2.2Licensee authorizes and directs North Capital and its designated representatives and agents to: (a) conduct the Identity Verification Services; and (b) disclose, use and retain any authorizations, information, records and data received in connection with this Addendum as required or advisable to provide the Identity Verification Services or otherwise to comply with Law.

2.3All Services are subject to the Privacy Policy and Terms of Use. THE IDENTITY VERIFICATION SERVICES ARE BEING PROVIDED “AS IS” AND NORTH CAPITAL HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHER.

3.Licensee Responsibilities. Licensee shall provide to North Capital all authorizations, information, records and data and in the form required for North Capital to perform the Services. Licensee is solely responsible for the security of any data on Licensee’s website, Licensee’s servers, in Licensee’s possession or that Licensee is otherwise authorized to access or handle, including, without limitation, data of Applicants. Notwithstanding, in North Capital’s sole discretion, North Capital may take any action to maintain the integrity and security of the Identity Verification Services, or to prevent harm to Licensee, North Capital, Authorized Users or others. Licensee waives any right to any claim against North Capital for losses Licensee may incur that may result from such action or inaction with respect thereto. Licensee is solely responsible for any relationship with Authorized Users and Applicants, including in connection with the Identity Verification Services.

4.Identity Verification Fees; Payments.

4.1Licensee shall pay NCIT the Identity Verification Fees in accordance with Section 8 of the Agreement as amended by this Section 4.1. Section 8.2 (Fee Increases) of the Agreement shall apply to the Identity Verification Fees. North Capital may update the Identity Verification Fees from time to time as set forth therein.

4.2Licensee is solely responsible for determining what taxes, if any, apply to the use of the Identity Verification Services and for assessing, collecting, reporting and remitting applicable taxes as required by Law.

5.Addendum Term and Termination.

5.1The term of this Addendum commences as of the Effective Date and will continue in effect until terminated as set

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forth in Section 5.2 below (the “Addendum Term”). The termination of the Agreement shall constitute a termination of this Addendum (unless otherwise agreed by the parties).

5.2This Addendum may be terminated by either party as set forth in Section 10.3 of the Agreement. In addition, North Capital may suspend the Identity Verification Services or terminate this Addendum at any time for any or no reason by providing Licensee with written notice, including, without limitation, if (a) Licensee uses the Identity Verification Services in a prohibited manner or otherwise does not comply with any of the provisions of this Addendum; (b) any Law requires North Capital to do so; or (c) North Capital is otherwise entitled to do so under this Addendum.

5.3This Section 5.3 is in addition to the effects of expiration or termination of the Agreement pursuant to Section

10.4 of the Agreement. The termination of this Addendum shall not relieve Licensee of its obligations arising from or relating to activities in connection with its use of the Identity Verification Services prior to such termination or to pay any amounts, fees or expenses. Upon termination of this Addendum: (a) Licensee shall immediately remove all North Capital logos or references from Licensee’s website in connection with the Identity Verification Services; (b) if the Addendum is terminated by North Capital for breach of this Addendum, at North Capital’s election North Capital may terminate the Agreement; (c) North Capital reserves the right (but has no obligation) to delete all of Licensee Data stored on North Capital’s or its affiliates’ servers;

(d) North Capital will not be liable to Licensee for compensation, reimbursement or damages related to use of the Identity Verification Services, or any termination or suspension of the Identity Verification Services or handling of Licensee Data;

(e) Licensee shall pay or cause to be paid such amounts then due and payable, together with all previously accrued but not yet paid amounts as provided in Section 4, Exhibit A or otherwise, on receipt of North Capital’s invoice therefor; and (f) Licensee shall remain liable and responsible with respect to representations, warranties or covenants (including, without limitation, any amounts payable) occurring prior to the date of such termination, whether or not claims relating to such representations, warranties or covenants shall have been made before or after such termination.

5.4The provisions set forth in the following sections, and any other rights or obligations of the parties in this Addendum that, by their nature, should survive termination or expiration of this Addendum, shall survive any expiration or termination of this Addendum (including, without limitation, Section 4 (Identity Verification Fees; Payments), this Section 5 and Section 7 (Additional Licensee Indemnification)).

6.Representations and Warranties. In addition to the representations, warranties and covenants in the Agreement and in other sections of this Addendum, Licensee further represents, warrants and covenants to North Capital as of the Effective Date and at all times during the Addendum Term, as follows: (a) Licensee shall, and shall cause each Authorized User to, be bound by and comply with this Addendum, as applicable to the use of the Identity Verification Services; (b) Licensee shall be liable for any breach of this Addendum, and any misuse or unauthorized  use  of  the  Identity  Verification  Services;

(c) Licensee shall conduct its business as it relates to this Addendum, including, without limitation, the access to and use of the Identity Verification Services, in compliance with this Addendum and all Law (including, without limitation, transactions involving securities, privacy and handling of data), and has obtained and maintains all licenses, registrations, approvals and consents as are necessary or advisable to conduct such business; (d) all information provided to North Capital shall be true, correct and complete and North Capital shall (i) be entitled to rely upon and assume the accuracy and completeness of all such information without independent investigation, and (ii) not be responsible or otherwise liable for verifying the adequacy, accuracy or completeness thereof for any purpose; (e) Licensee’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time Licensee uses the Identity Verification Services; and

(f) Licensee shall promptly notify North Capital if any representation, warranty or covenant ceases to be true, correct, accurate and complete and shall thereafter discontinue use of the Identity Verification Services.

7.Additional Licensee Indemnification. In addition to Licensee’s and its affiliates’ joint and several obligation to release, indemnify, defend and hold harmless NCIT Indemnitees as set forth in Section 12.2 of the Agreement, Licensee shall and shall cause its affiliates, jointly and severally, to release, indemnify, defend and hold harmless the NCIT Indemnitees from and against any and all Losses incurred by such NCIT Indemnitees in connection with any Action that arises out of or relates to this Addendum, including, without limitation, Licensee’s or an Authorized User’s violation of this Addendum or Law, use of the Identity Verification Services or handling of Licensee Data.

8.Third Party Services. North Capital may reference or provide access to third party services, products and promotions that utilize, integrate or provide ancillary services to the Services (“Third Party Services”). These Third Party Services are provided for Licensee convenience only and do not constitute North Capital’s approval, endorsement or recommendation of any such Third Party Services. Licensee’s access and use of any Third Party Service is based on Licensee’s own evaluation and at Licensee’s own risk. If Licensee decides to use a Third Party Service, Licensee will be responsible for reviewing, understanding and accepting the terms and conditions associated with such use. North Capital expressly disclaims all responsibility and liability for Licensee use of any Third Party Service. Licensee use of a

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Third Party Service is subject to that Third Party Service’s own terms of use and privacy policies.

9.Ratification; Incorporation by Reference. The parties ratify and affirm each of the terms and provisions of the Agreement, as added to by this Addendum, which shall remain in full force and effect. Except for the addition of this Addendum, and the provisions set forth herein, to the Agreement and definition thereof, this Addendum shall not constitute a modification, acceptance or waiver of the Agreement, any provision thereof or any rights or claims thereunder. Reference to “Agreement” in the Agreement shall as of the Effective Date include this Addendum and the various provisions apply hereto and are incorporated herein by reference (including, without limitation, notices, disclaimers of warranties, indemnification, limitations of liability, governing law and jurisdiction, etc.).

10.Conflict. With respect to the Identity Verification Services, in the event of a conflict between any provisions of the Agreement and any provisions of this Addendum, such provision of this Addendum shall control.

11.Entirety. The Agreement, including this Addendum and any other outstanding addendums for the Services, constitutes the sole and entire agreement between the parties with respect to the subject matter of the Agreement (including this Addendum and any other outstanding addendums for the Services) and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the parties relating to the subject matter of the Agreement (including this Addendum and any other outstanding addendums for the Services).

EXHIBIT A – IDENTITY VERIFICATION FEES AND EXPENSES

Licensee shall pay or cause to be paid or reimburse or cause to be reimbursed to NCIT all amounts, fees and expenses as incurred by North Capital or its affiliates in providing the Identity Verification Services (collectively, “Identity Verification Fees”), as are invoiced by NCIT or by means otherwise provided in Section 4 or this Exhibit A, including, without limitation, the following:

Activity	Applicable Fee
Manual Review Fee – Individual	$25.00 per requestKycAml function call*
Manual Review Fee – Entity	$75.00 per level of entity verification*
Automated KYC/AML Check – Basic:	$0.75 per API function call
Automated KYC/AML Check – Enhanced:	$2.00 per API function call
Automated AML Only Check:	$0.10 per performAml or API function call
Background Check:	$100.00 per check (NCPS_BackgroundCheckAuthorization)*

*Review fee based on North Capital’s receipt of all authorizations, information, records and data and in the form required for North Capital to perform the Identity Verification Services with respect to such Applicant; NCIT reserves the right to charge an additional review fee upon notice to Licensee in the event an Applicant’s authorizations, information, records or data are insufficient in form or substance requiring North Capital’s additional review and performance of Identity Verification Services; entity review fee based on a single entity and additional entity beneficial owners subject to review fee.

NCIT may increase the amounts set forth in this Exhibit A by providing written notice to Licensee such increase to be effective as of such notice, and the fees will be deemed amended accordingly without further notice or consent. Licensee may terminate this Addendum upon providing written notice to North Capital pursuant to Section 10.3 of the Agreement.

All such fees are non-refundable regardless of the verification of an Applicant’s identity and may be charged by NCIT using the payment information on file with North Capital or otherwise invoiced.

ALL SALES ARE FINAL; NO REFUNDS OR EXCHANGES REGARDLESS OF RESULTS.

EXHIBIT B – IDENTITY VERIFICATION SERVICES

Person	Information Collected	Review
Individuals & Joint Accounts
US Person	●Name (given name and surname); ●social security number; ●date of birth;	●Review of US databases set forth under KYC below.

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Person	Information Collected	Review
	●residence address; and ●current government issued photo ID (if US database review is incomplete).	●If US database review incomplete, manual verification of government issued photo ID.
Non-US Person	●Name (given name and surname); ●social security number (if available); ●date of birth; ●residence address; and ●current government issued passport.	●Manual verification of government issued photo ID. ●Search of lists set forth below under AML below.
Trusts
Revocable or Irrevocable Trust

●Document(s) establishing trust; and

●for each trustee, beneficial owner of 20%[1] or more, protector and other person exercising control over the trust and each living grantor of the trust, the information in US Person and Non-US Person above, as applicable.

●E-check review using NCPS’s system (createParty, performKYC). ●If e-check review incomplete, manual verification of government issued photo ID.
Other Entities
Corporations/LLCs/Other

●Document(s) forming entity (e.g., articles or certificates of incorporation, organization or formation, bylaws, operating agreement, etc.) and showing ownership and control of the entity; and

●for each officer, beneficial owner of 20% or more and other control person, the information in US Person and Non-US Person above, as applicable.

●E-check review using NCPS’s system (createParty, performKYC). ●If e-check review incomplete, manual verification of government issued photo ID.

__________________________

1 Beneficial ownership determined pursuant to published Financial Crimes Enforcement Network (FinCEN) guidance.

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Know Your Customer (KYC) and Anti Money Laundering (AML)

KNOW YOUR CUSTOMER (KYC)

KYC is used to cross check an individual's first name, last name, social security number, date of birth, and address against a number of United States databases (listed below) to verify the person's identity. This automatic KYC check through this third party service will fail against any persons who are not U.S. citizens. In order to manually approve a foreign person's KYC status, a government issued photo ID will need to be collected from the person to verify their identity. The United States databases that are checked include the following:

- Businesses
- Bankruptcy
- Driver's License
- Directory Assistance
- Reverse Look Up & Mobile
- Civil Court
- Motor Vehicles and Boat
- Hunting/Fishing License
- Merchant Vessel
- Geolocation
- Official Records
- Person Search
- Professional Licenses
- Property Assessment
- Credit Headers
- Property Deed
- Voter Registration
- Corporations
- UCC Filings
- Internet Domain Name
- Delaware Corporations
- Criminal Conviction
- Concealed weapons Permit
- DEA Controlled Substances Licenses
- FAA Aircraft
- FAA Pilot
- Federal Firearms and Explosives License
- Florida Accidents

ANTI MONEY LAUNDERING (AML)

AML is used to cross check an individual's name against a number of global watch lists (listed below) to verify that the person isn't a wanted person. This check will work for both U.S. persons and non-U.S. persons. If an individual fails this check, this means that this person's name was at least a 90% match with a name on a watch list. It is extremely rare that the individual who fails this check is actually the person on the list but even so, a government issued photo ID needs to be collected to verify. The following lists are checked for AML:

- OFAC
- PEP (Politically Exposed Persons)
- Non SDN Consolidated Sanctions (PLC, FSE, ISA, SSI)
- Defense Trade Controls (DTC) Debarred Parties
- Commodity Futures Trading Commission Sanctions List of Regulatory and Self-Regulatory Authorities
- Bank of England Sanctions List (BOL)
- World Bank Ineligible Firms

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Know Your Customer (KYC) and Anti Money Laundering (AML)

- FBI Fugitives 10 Most Wanted, Most Wanted
- Terrorists and Monthly Most Wanted
- Financial Crimes Enforcement Network
- Foreign Agent Registrations
- International Police Most Wanted
- OFAC - Enhanced Sanctioned Countries
- Office of Controller of Currency of Unauthorized Banks
- Office of the Superintendent of Financial Institutions (OSFI) - Canada
- State Department Terrorist Exclusions
- Terrorists Inside of European Union
- Terrorists Outside of European Union
- United Nations Named Terrorists
- US Bureau of Industry and Security - Unverified Entity List
- US Bureau of Industry and Security - Unverified Entity List
- US Bureau of Industry and Security - Denied Person List

List continued on following page...

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PAYMENT PROCESSING FACILITATION SERVICES ADDENDUM TO SOFTWARE AND SERVICES LICENSE AGREEMENT

This Payment Processing Facilitation Services Addendum to Software and Services License Agreement (including any exhibit referenced herein, collectively, this “Addendum”) made and effective as of the Effective Date, contains the terms and conditions upon which NCIT will make available to Licensee through its wholly-owned subsidiary, North Capital Private Securities Corporation (“NCPS”, and together with NCIT, as applicable, “North Capital”), and Payment Processing Providers (as defined below) the Payment Processing Facilitation Services (as defined below). NCPS shall be a third party beneficiary to this Addendum.

NCIT and Licensee are parties to a certain Software and Services License Agreement, which contains the terms and conditions upon which NCIT has granted to Licensee a revocable, non-exclusive, non-transferable and non-sublicensable license to use certain software, computer programs, business processes, integrated services and documentation as more particularly described therein, and to which this Addendum is incorporated therein by this reference and made a part thereof with respect to the Payment Processing Facilitation Services (as may be amended or restated from time to time and including this Addendum and any other outstanding addendums for the Services, collectively, the “Agreement”). Capitalized terms used in this Addendum and not otherwise defined shall have the meanings set forth in the Agreement.

1.Additional Definitions. When used in this Addendum, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

“ACH” means Automated Clearing House.

“Addendum” has the meaning set forth in the preamble. “Addendum Term” has the meaning set forth in Section 9.1. “Agreement” has the meaning set forth in the preamble.

“Charge” means a credit or debit instruction to capture funds from an account maintained and used in connection with a Payment Method.

“Chargeback” means an instruction initiated by or on behalf of an Authorized User to return funds for an existing Charge.

“Deposit” has the meaning set forth in Exhibit A.

“Dispute” means an instruction initiated for the return of funds for an existing Charge (including a Chargeback or dispute on a Network or on the ACH network).

“Escrow Agreement” has the meaning set forth in Section 7. “Escrow Party” has the meaning set forth in Section 7.

“Financial Services Terms” means the additional terms required by one or more of Payment Processing Provider, Payment Method Provider or Payment Method Acquirer related to specific financial services.

“Fine” means any fines, levies or other charges imposed as a result of a violation of Law or this Addendum, or as permitted by the Payment Method Rules.

“Legal Process” has the meaning set forth in Section 12.

“NACHA” means National Automated Clearing House Association.

“NACHA Operating Rules” means NACHA’s operating rules that apply to the ACH network as in effect from time to time.

“NCPS” has the meaning set forth in the preamble.

“Networks” means payment cards such as Visa U.S.A., Inc. and Visa International, MasterCard International Incorporated, American Express and Discover Financial Services, LLC.

“Network Rules” means operating rules that apply to Networks as in effect from time to time.

“North Capital” has the meaning set forth in the preamble.

“Payment Method” means a type of payment method accepted as part of the Payment Processing Facilitation Services, such as credit card, debit card and ACH.

“Payment Method Acquirer” means a financial institution that is authorized by a Payment Method Provider to enable the use of a Payment Method by accepting Charges on behalf of the Payment Method Provider, and routing these Charges to the Payment Method Provider, such financial institution to constitute a “Subcontractor” as defined in the Agreement.

“Payment Method Provider” means the provider of a Payment Method, such provider to constitute a “Subcontractor” as defined in the Agreement.

“Payment Method Rules” means the guidelines, bylaws, rules and regulations imposed by the Payment Processing Provider that operate the payment processing and the Payment Method Providers and Payment Method Acquirers that operate Payment Methods supported thereby (including Network Rules and NACHA Operating Rules), as in effect from time to time, such guidelines, bylaws, rules and regulations to constitute “Documentation” as defined in the Agreement.

“Payment Processing Fees” has the meaning set forth in Exhibit A.

“Payment Processing Provider” means the payment processer designated by North Capital from time to time, currently Worldpay, Inc. and/or Stripe, such payment processer to constitute a “Subcontractor” as defined in the Agreement.

“Payment Processing Facilitation Services” means services to process Charges through Licensee made by Authorized Users in connection with Transactions as such services are available to North Capital to provide through the Payment Processing

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Provider, such services to constitute “Services” as defined in the Agreement.

“Payment Terms” means the additional terms that apply between Licensee or an Authorized User and one or more of Payment Processing Provider, Payment Method Provider or a Payment Method Acquirer related to a specific Payment Method.

“Platform” has the meaning set forth in Section 4.6.

“Registrants” means Licensee, its representatives, principals, beneficial owners and other individuals associated with the registration of Licensee for the Payment Processing Facilitation Services.

“Restricted Business” means any activities North Capital, a Payment Processing Provider, a Payment Provider or a Payment Acquirer may identify from time to time in their sole discretion as a restricted business or activity, including, without limitation, use of the Payment Processing Facilitation Services in or for the benefit of a country, organization, entity or person embargoed or blocked by any government, including those on sanctions lists identified by the United States Office of Foreign Asset Control (“OFAC”), intellectual property or proprietary rights infringement, regulated or illegal products and services, gambling, counterfeit or unauthorized goods, cryptocurrencies, adult content and services, unfair, predatory or deceptive practices and aggregation or drug paraphernalia.

“Return” means an instruction initiated to return funds unrelated to an existing Charge.

“Reversal” means an instruction initiated by NCPS, a Payment Services Provider, a Payment Method Provider or a Payment Method Acquirer to return funds for an existing Charge. Reversals may result from: (a) invalidation of a Charge by a Payment Method Provider or a Payment Method Acquirer; (b) funds settled to Licensee in error or without authorization;

(c) submission of a Charge in violation of this Addendum or the Payment Method Rules; and (d) inability to deliver preordered products or services.

“Third Party Services” has the meaning set forth in Section 13. “Transactions” has the meaning set forth in Section 2.1.

2.Payment Processing Facilitation Services.

2.1During the Addendum Term, North Capital agrees to make available the Payment Processing Facilitation Services as set forth in this Addendum. Licensee may only use the Payment Processing Facilitation Services to facilitate legitimate purchases, sales, orders, investments and similar transactions with, and the payment of interest, dividends, repayments and other distributions with respect thereto to, Authorized Users (collectively, “Transactions”). Licensee is solely responsible for the Transactions, as well as any relationship with Authorized Users in connection with Transactions, including the Payment

Processing Facilitation Services. Services are subject to the Privacy Policy and Terms of Use.

2.2North Capital is not a bank or other financial institution, Payment Processing Provider, Payment Method Provider or Payment Method Acquirer, and North Capital does not accept deposits (other than into escrow as may be provided by NCPS in support of the Transactions as provided in Section 7 or as otherwise provided in this Addendum or by separate agreement as permitted by Law), provide loans or extend credit.

3.Registration; Information. In connection with Licensee’s registration with North Capital for the Payment Processing Facilitation Services and during the Addendum Term from time to time, North Capital may request from Licensee financial information and information North Capital may use to identify Registrants. Licensee authorizes and directs: (a) North Capital to retrieve information about Registrants from North Capital’s service providers or other third parties, including credit reporting agencies and information bureaus; (b) such third parties to compile and provide such information to North Capital; and (c) North Capital to use such information to verify any other information provided to North Capital. Licensee shall maintain accurate, correct and complete registration information and promptly notify North Capital in writing of any changes affecting Licensee or Registrants, the nature of Licensee’s business activities or any other pertinent information. North Capital may use, retain and share such information with its affiliates, Payment Processing Providers, Payment Method Providers and Payment Method Acquirers as necessary or appropriate in connection with the Payment Processing Facilitation Services. Services are subject to the Privacy Policy and Terms of Use.

4.Access and Use.

4.1Licensee may only submit Charges through the Payment Processing Facilitation Services that are authorized by Authorized Users. Licensee authorizes and directs North Capital, the Payment Processing Provider, Payment Method Providers and Payment Method Acquirers to receive and settle any payment processing proceeds payable to Licensee or its affiliates or Authorized Users through the Payment Processing Facilitation Services.

4.2Licensee maintains the direct relationship with Authorized Users and is responsible for: (a) acquiring appropriate consent to submit Charges through the Payment Processing Facilitation Services on their behalf; (b) providing confirmation or receipts to Authorized Users for each Charge;

(c) verifying identities; and (d) determining Licenseeʼs eligibility and authority to complete Transactions. North Capital is not responsible or liable for Charges that are later the subject of a Dispute, Chargeback, Reversal or Return, are submitted without authorization or in error, or violate this Addendum, Law or Payment Method Rules. Licensee is immediately responsible to

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North Capital for all Disputes, Chargebacks, Reversals, Returns and Fines regardless of the reason or timing.

4.3Licensee shall not use, or permit others to use, the Payment Processing Facilitation Services to facilitate illegal transactions, in connection with a Restricted Business, for personal, family or household purposes, to send money to others except as permitted in a Transaction or for any other purpose prohibited by this Addendum, Law or Payment Method Rules. In addition, Licensee shall not allow, and shall not allow others to: (a) access or attempt to access non-public North Capital systems, programs, Licensee Data or Payment Processing Facilitation Services except as provided in this Addendum and in compliance with Law and Payment Method Rules; (b) copy, reproduce, republish, upload, post, transmit, resell or distribute in any way, any data, content or any part of the Payment Processing Facilitation Services; (c) transfer any rights granted to Licensee under this Addendum; (d) work around any of the technical limitations of the Payment Processing Facilitation Services or enable functionality that is disabled or prohibited;

(e) reverse engineer or attempt to reverse engineer the Payment Processing Facilitation Services; (f) perform or attempt to perform any actions that would interfere with the normal operation of the Payment Processing Facilitation Services or affect use of the Payment Processing Facilitation Services by other users; or (g) impose an unreasonable or disproportionately large load on the Payment Processing Facilitation Services.

4.4North Capital may refuse, condition or suspend any Charges that North Capital believes may: (a) violate this Addendum or other agreements Licensee may have with North Capital or its affiliates; (b) violate Law or Payment Method Rules;

(c) be unauthorized, fraudulent or illegal; or (d) expose Licensee, North Capital or others to risks unacceptable to North Capital. If North Capital suspects or knows that Licensee is using or has used the Payment Processing Facilitation Services for unauthorized, fraudulent or illegal purposes, North Capital may share any information related to such activity with the appropriate financial institution, governmental authority or law enforcement agency consistent with North Capital’s legal obligations. This information may include information about Licensee, Registrants, Authorized Users, Transactions and use of the Payment Processing Facilitation Services. Licensee waives any right to any claim against North Capital for losses Licensee may incur that may result from such action or inaction with respect thereto.

4.5Licensee is solely responsible for reconciling the information generated by use of the Payment Processing Facilitation Services with Licensee records of Transactions and for identifying any errors. Licensee agrees to review such information and immediately notify North Capital of any errors.

4.6If Licensee connects the Payment Processing Facilitation Services to a platform (“Platform”), Licensee authorizes North Capital to permit the Platform to: (a) access any Licensee Data; and (b) assist with creating and managing Transactions and Charges. Licensee must separately agree with the Platform to pay any platform fees, and any platform fees will be in addition to any fees or expenses due pursuant to this Addendum. Once Licensee has authorized a Platform to connect to the Payment Processing Facilitation Services, the Platform will continue to have access to the Payment Processing Facilitation Services and will be authorized to perform its functions until Licensee specifically withdraws its authorization by providing North Capital with written notice.

5.Licensee Responsibilities and Disclosures to Authorized Users.

5.1Licensee agrees to: (a) accurately communicate, and not misrepresent, the nature of the Transaction, and the amount of the Charge in the appropriate currency; (b) provide a receipt that accurately describes each Transaction to such Authorized User; (c) provide Authorized Users a meaningful way to contact Licensee; (d) not use Payment Processing Facilitation Services to sell products or services in a manner that exposes Authorized Users to unreasonable risks or does not disclose material terms of a Transaction in advance; (e) inform Authorized Users that NCPS and Subcontractors process payment transactions for Licensee; (f) provide Authorized Users who are individuals with disclosures required by Law and Payment Method Rules; and (g) not engage in unfair, deceptive or abusive acts or practices.

5.2Licensee is solely responsible for the security of any data on Licensee’s website, Licensee’s servers, in Licensee’s possession or that Licensee is otherwise authorized to access or handle, including, without limitation, data of Authorized Users. Notwithstanding, in North Capital’s sole discretion, North Capital may take any action to maintain the integrity and security of the Payment Processing Facilitation Services, or to prevent harm to Licensee, North Capital, Authorized Users or others. Licensee waives any right to any claim against North Capital for losses Licensee may incur that may result from such action or inaction with respect thereto. Licensee is solely responsible for any relationship with Authorized Users, including in connection with the Payment Processing Facilitation Services.

6.Payment Methods.

6.1Use of the Payment Processing Facilitation Services may be subject to, and Licensee is solely responsible for complying with and making sure Authorized Users comply with, Financial Services Terms and Payment Terms that apply with one or more Payment Processing Providers, Payment Method Providers or Payment Method Acquirers. By using the Payment Processing Facilitation Services, Licensee agrees to the applicable Payment Terms and Financial Services Terms, including those that separately bind Licensee with one or more Payment Processing

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Providers, Payment Method Providers and Payment Method Acquirers. Additionally, such parties and NCPS may enforce the terms of this Addendum directly against Licensee. North Capital may add or remove Payment Processing Providers, Payment Method Providers and Payment Method Acquirers at any time. The Payment Terms and Financial Services Terms may also be amended from time to time.

6.2Licensee’s acceptance of payment card payments shall comply with applicable Network Rules, Payment Card Industry Data Security Standards and, if applicable, Payment Application Data Security Standards. If required by a Network, Licensee and Authorized Users shall enter into a direct contractual relationship with the Payment Method Acquirer for the Charges processed through the applicable Network. The Networks may amend the Network Rules at any time without notice, and North Capital reserves the right to change the Payment Processing Facilitation Services at any time to comply with the Network Rules. The parties may share with the Networks (and the Payment Method Acquirer) information required to process Charges.

6.3Charges submitted over the ACH network shall comply with the NACHA Operating Rules. NACHA may amend the NACHA Operating Rules at any time, and North Capital may amend this Addendum or make changes to the Payment Processing Facilitation Services as necessary to comply with the NACHA Operating Rules. Licensee shall obtain Authorized User’s consent to debit or credit their bank account and initiate a Charge over the ACH network in a form and manner that complies with the NACHA Operating Rules and the documentation for ACH transactions.

6.4Licensee’s continuing use of the Payment Processing Facilitation Services constitutes Licensee’s consent and agreement to any such additions, removals and amendments of Payment Terms, Financial Services Terms and Payment Method Rules from time to time effective as instituted.

7.Escrow Agreement. In connection with a Transaction, Licensee or its sponsor, manager, platform or other affiliate (“Escrow Party”) shall execute an escrow agreement with NCPS to manage funds deposited into an escrow account, including funds received as a result of Payment Processing Facilitation Services (“Escrow Agreement”). Licensee on its behalf and on behalf of each other Escrow Party authorizes NCPS to immediately debit the amount of any Chargebacks from such escrow account to be returned to the Authorized User. In the event the escrow account has insufficient funds or is closed, the Escrow Agreement has expired or is terminated or there is some other fact or circumstance making such debit not possible for any reason, Licensee on its behalf and on behalf of each other Escrow Party authorizes North Capital to deduct from any Escrow Party’s bank account on record with North Capital the amount of any Chargebacks to be returned to the Authorized

User, and if there are insufficient funds to do so, Licensee shall promptly pay to North Capital the amount necessary to process such Chargeback and release, defend, indemnify and hold North Capital harmless from any losses associated with the delayed return or failure to return any Chargeback required to be returned to the Authorized User.

8.Payment Processing Fees; Payments.

8.1Licensee shall pay NCIT the Payment Processing Fees in accordance with Section 8 of the Agreement as amended by this Section 8.1. Section 8.2 (Fee Increases) of the Agreement shall not apply to the Payment Processing Fees. North Capital may update the Payment Processing Fees from time to time by providing written notice to Licensee as set forth in Exhibit A and such updates shall be effective at the time of such notice.

8.2Licensee is solely responsible for determining what taxes, if any, apply to the use of the Payment Processing Facilitation Services and all payments or payouts Licensee makes to any third party through the Payment Processing Facilitation Services, and for assessing, collecting, reporting and remitting applicable taxes as required by Law.

8.3To the extent permitted by Law: (a) NCPS may collect or set-off amounts owed by an Escrow Party from balances held in an escrow account; (b) NCIT may collect or set-off amounts owed by Licensee from funds held by NCIT on Deposit; and

(c) North Capital may collect or set-off amounts owed by an Escrow Party from any bank account on record with North Capital, and Licensee on its behalf and on behalf of each other Escrow Party authorizes the same. Licensee on its behalf and on behalf of each other Escrow Party guarantees all payments to North Capital in connection with the Payment Processing Facilitation Services, including, without limitation, any fees or expenses in connection with a Chargeback.

9.Addendum Term and Termination.

9.1The term of this Addendum commences as of the Effective Date and will continue in effect until terminated as set forth in Section 9.2 below (the “Addendum Term”). The termination of the Agreement shall constitute a termination of this Addendum (unless otherwise agreed by the parties).

9.2This Addendum may be terminated by either party as set forth in Section 10.3 of the Agreement. In addition, North Capital may suspend the Payment Processing Facilitation Services or terminate this Addendum at any time for any or no reason by providing Licensee with written notice, including, without limitation, if (a) North Capital determines in its sole discretion that Licensee is ineligible for the Payment Processing Facilitation Services; (b) the Payment Processing Facilitation Services are used in a prohibited manner or otherwise does not comply with any of the provisions of this Addendum; (c) any Law, Payment Method Rules, Payment Processing Provider, Payment Method Provider or Payment Method Acquirer requires North Capital to do so; (d) North Capital is otherwise

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entitled to do so under this Addendum; or (e) North Capital determines in its sole discretion any activity may create harm or loss to the goodwill of a Payment Method. A Payment Method Provider or Payment Method Acquirer may terminate Licensee’s ability to accept its Payment Method at any time and for any reason, in which case Licensee will no longer be able to accept such Payment Method under this Addendum.

9.3This Section 9.3 is in addition to the effects of expiration or termination of the Agreement pursuant to Section

10.4 of the Agreement. The termination of this Addendum shall not relieve Licensee of its obligations arising from or relating to its activities in connection with its use of the Payment Processing Facilitation Services prior to such termination, in connection with any ongoing Transactions or to pay any amounts, fees or expenses. Upon termination of this Addendum: (a) Licensee shall complete all pending Transactions and stop accepting new Transactions; (b) Licensee shall immediately remove all references to North Capital and payment network logos from Licensee’s website in connection with the Payment Processing Facilitation Services; (c) if the Addendum is terminated by North Capital for breach of this Addendum, at North Capital’s election North Capital may terminate the Agreement; (d) North Capital reserves the right (but has no obligation) to delete all of Licensee Data stored on North Capital’s or its affiliates’ servers; (e) North Capital will not be liable to Licensee for compensation, reimbursement or damages related to the use of the Payment Processing Facilitation Services, or any termination or suspension of the Payment Processing Facilitation Services or handling of Licensee Data; (f) Licensee shall pay or cause to be paid such amounts then due and payable, together with all previously accrued but not yet paid amounts as provided in Section 8, Exhibit A or otherwise, on receipt of North Capital’s invoice therefor; and (g) Licensee shall remain liable and responsible with respect to representations, warranties or covenants (including, without limitation, any amounts payable) occurring prior to the date of such termination, whether or not claims relating to such representations, warranties or covenants shall have been made before or after such termination.

9.4The provisions set forth in the following sections, and any other rights or obligations of the parties in this Addendum that, by their nature, should survive termination or expiration of this Addendum, shall survive any expiration or termination of this Addendum (including, without limitation, Section 8 (Payment Processing Fees; Payments), this Section 9 and Section 11 (Additional Licensee Indemnification)).

10.Representations and Warranties. In addition to the representations, warranties and covenants in the Agreement and in other sections of this Addendum, Licensee further represents, warrants and covenants to North Capital as of the Effective Date and at all times during the Addendum Term, as follows: (a) all users of Payment Processing Facilitation Services shall be at least 18 years of age; (b) Licensee shall, and shall cause each Authorized User to, be bound by and comply with this Addendum, as applicable to the use of the Payment Processing Facilitation Services; (c) Licensee shall be liable for any breach of this Addendum, and any misuse or unauthorized use of the Payment Processing Facilitation Services, by Licensee or Authorized Users; (d) Licensee shall fulfill all of Licensee’s obligations to Authorized Users and shall resolve all disputes with them; (e) Licensee shall conduct its business as it relates to this Addendum, including, without limitation, Transactions and the access to and use of the Payment Processing Facilitation Services, in compliance with this Addendum and all Law (including, without limitation, the use or provision of financial services, transactions involving securities, notification and consumer protection, unfair competition, privacy and false advertising and handling of data) and Payment Method Rules, and has obtained and maintains all licenses, registrations, approvals and consents as are necessary or advisable to conduct such business; (f) Licensee shall not use the Payment Processing Facilitation Services in connection with any Restricted Businesses or in any manner that interferes with the normal operation of the Payment Processing Facilitation Services; (g) all information provided to North Capital, including, without limitation, as provided in Section 3 and with respect to Authorized Users and Transactions, shall be true, correct and complete and North Capital shall (i) be entitled to rely upon and assume the accuracy and completeness of all such information without independent investigation, and (ii) not be responsible or otherwise liable for verifying the adequacy, accuracy or completeness thereof for any purpose; (h) Licensee’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time the Payment Processing Facilitation Services are used; and (i) Licensee shall promptly notify North Capital if any representation, warranty or covenant ceases to be true, correct, accurate and complete and shall thereafter discontinue use of the Payment Processing Facilitation Services.

11.Additional Licensee Indemnification. In addition to Licensee’s and its affiliates’ joint and several obligation to release, indemnify, defend and hold harmless NCIT Indemnitees as set forth in Section 12.2 of the Agreement, Licensee shall and shall cause its affiliates, jointly and severally, to release, indemnify, defend and hold harmless the NCIT Indemnitees from and against any and all Losses incurred by such NCIT Indemnitees in connection with any Action that arises out of or relates to this Addendum, including, without limitation, Licensee’s or an Authorized User’s violation of this Addendum, Law or Payment Method Rules, use of the Payment Processing Facilitation Services or handling of Licensee Data.

12.Responding to Legal Process. North Capital may respond to and comply with any writ of attachment, lien, levy, subpoena, warrant, audit, inquiry or other legal order (“Legal

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Process”) that North Capital believes to be valid. North Capital or any Payment Processing Provider, Payment Method Provider or Payment Method Acquirer may deliver or hold any funds or any Licensee Data as required under such Legal Process, even if Licensee is receiving funds or Licensee Data on behalf of other parties. None of North Capital Payment Processing Provider, Payment Method Provider or Payment Method Acquirer shall be responsible for any Losses, whether direct or indirect, that Licensee or an Authorized User may incur as a result of their response or compliance with a Legal Process.

13.Third Party Services. North Capital may reference or provide access to third party services, products and promotions that utilize, integrate or provide ancillary services to the Services (“Third Party Services”). These Third Party Services are provided for Licensee convenience only and do not constitute North Capital’s approval, endorsement or recommendation of any such Third Party Services. Licensee’s access and use of any Third Party Service is based on Licensee’s own evaluation and at Licensee’s own risk. If Licensee decides to use a Third Party Service, Licensee will be responsible for reviewing, understanding and accepting the terms and conditions associated with such use. North Capital expressly disclaims all responsibility and liability for use of any Third Party Service. Licensee’s use of a Third Party Service is subject to that Third Party Service’s own terms of use and privacy policies.

14.Ratification; Incorporation by Reference. The parties ratify and affirm each of the terms and provisions of the Agreement, as added to by this Addendum, which shall remain in full force and effect. Except for the addition of this Addendum, and the provisions set forth herein, to the Agreement and definition thereof, this Addendum shall not constitute a modification, acceptance or waiver of the Agreement, any provision thereof or any rights or claims thereunder. Reference to “Agreement” in the Agreement shall as of the Effective Date include this Addendum and the various provisions apply hereto and are incorporated herein by reference (including, without limitation, notices, disclaimers of warranties, indemnification, limitations of liability, governing law and jurisdiction, etc.).

15.Conflict. With respect to the Payment Processing Facilitation Services, in the event of a conflict between any provisions of the Agreement and any provisions of this Addendum, such provision of this Addendum shall control.

16.Entirety. The Agreement, including this Addendum and any other outstanding addendums for the Services, constitutes the sole and entire agreement between the parties with respect to the subject matter of the Agreement (including this Addendum and any other outstanding addendums for the Services) and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the parties relating to the subject matter of the Agreement (including this Addendum and any other outstanding addendums for the Services).

EXHIBIT A - PAYMENT PROCESSING FACILITATION FEES AND EXPENSES

Licensee shall pay or cause to be paid or reimburse or cause to be reimbursed to North Capital all amounts, fees and expenses as incurred by North Capital or its affiliates in providing the Payment Processing Facilitation Services, such as with respect to Chargebacks, Disputes, Fines, Returns, Reversals, overcharges and activities in violation of or as provided by Law, the Payment Method Rules or this Addendum (collectively, “Payment Processing Fees”), as are invoiced by North Capital or by means otherwise provided in Section 8 or this Exhibit A, including, without limitation, the following:

Activity	Applicable Fee
Online ACH transaction fee:	0.15% on the amount transferred
ACH dispute/chargeback:	$50.00 per reversal/Chargeback
ACH failure return fee:	$1.50 per failure/return
Plaid Bank Verification fee:	$1.80 per linkExternalAccount function call
Credit card transaction fees percentage rate:	3.15% on the amount transferred
Credit card transaction fees base rate:	$0.70 per each transaction
Credit card dispute/chargeback fee:	$50.00 per reversal/Chargeback

To facilitate payments to and reimbursements of North Capital pursuant to Section 8, at North Capital’s request at any time Licensee shall deposit or cause to be deposited in an account designated by North Capital the amount of $5,000 in cash within three business days of the Effective Date and upon North Capital’s further request from time to time to be thereafter maintained at all times (“Deposit”), which North Capital may debit for reimbursement of Payment Processing Fees and charge Licensee’s credit card or initiate an ACH draw against accounts on file with North Capital for replenishment. North Capital will return any remaining amounts of the Deposit, minus unpaid Payment Processing Fees and any other outstanding amounts under this Addendum, plus any Payment Processing Fees ultimately reversed for which North Capital or its affiliate has received a credit, within the later of 180 days following the expiration or termination of this Addendum or 90 days from the date of the last Chargeback, Dispute, Return, Reversal, overcharge activity; provided that North Capital in its sole discretion may by providing Licensee written notice extend such time to return remaining amounts of the Deposit in the event North Capital reasonably believes that such activity may be longer than such period of

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time or that loss is otherwise likely. Licensee shall have no right to interest or other amounts with respect to amounts deposited with North Capital. In the event the amount of the Deposit is insufficient for any reason as determined by North Capital in its sole discretion, North Capital may request an increase to this amount pursuant to the fee increase provisions below.

North Capital may increase the amounts set forth in this Exhibit A by providing written notice to Licensee such increase to be effective as of such notice, and the fees will be deemed amended accordingly without further notice or consent. Licensee may terminate this Addendum upon providing written notice to North Capital pursuant to Section 10.3 of the Agreement.

ALL FEES AND EXPENSES PAID TO NORTH CAPITAL ARE NON-REFUNDABLE.